Exhibit 10.15

EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

This EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), effective as of November 14, 2006 (the “Effective Date”), is entered into by and between ENERGYSOLUTIONS, LLC, a Utah limited liability company (the “Company”), and Alan Parker (the “Executive”). ENV Holdings, LLC, a Delaware limited liability company and the direct parent of the Company (“ENV Holdings”), joins herein solely for the purpose of Section 4(d) hereof.

WITNESSETH:

WHEREAS, the Company and its subsidiaries are engaged in a variety of activities in connection with the treatment, storage, disposal and transportation of low-level radioactive waste and low-level mixed waste and related field services (the “Business”), as permitted by certain licenses granted to the Company and its subsidiaries by certain federal and state regulatory authorities;

WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company;

WHEREAS, in connection with the execution of this Agreement, the Executive shall be granted the incentive equity compensation described in Section 4(d) below;

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company.

AGREEMENT:

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.	Employment and Position. Subject to Section 2, the Company hereby employs the Executive as its Executive Vice President – Chief Operating Officer, and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth.

2.	Term. The term of employment under this Agreement shall begin on the date hereof and, unless sooner terminated as provided in Section 6, shall conclude on the 3rd anniversary of the date hereof (the “Employment Term”); provided, however, that the parties, by mutual agreement, may extend the Employment Term, in which event they will endeavor to complete the negotiations of any such extension at least one year prior to the end of the Employment Term.

3.	Duties. The Executive shall perform services in a managerial capacity in a manner consistent with the Executive’s position as Executive Vice President- Chief Operating Officer of the Company, subject to the general supervision of the President and Chief Executive Officer and Board of Managers (the “Board”) of the Company. The Executive hereby agrees to devote his full business time and diligent efforts to the faithful performance of such duties and to the promotion and forwarding of the business and affairs of the Company for the Employment Term. The Executive’s office may, at Executive’s option, initially be located at the Company’s offices in the Washington D.C. area. On or before June 1, 2008, the Executive shall relocate his office to the Company’s headquarters in Salt Lake City, Utah or at such other location as the Company’s Chief Executive Officer shall specify.

4.	Compensation.

(a)	Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at the rate of $450,000 per calendar year. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions, as well as set-off against any amounts Executive owes the Company or its affiliates.

(b)

Target Bonus. During the Employment Term, the Company from time to time, but in any event no later than the time the Company pays its bonuses in accordance with its general payroll policies following the end of each fiscal year, shall pay the Executive an annual bonus (the “Target Bonus”) of up to 120% of the Base Salary (for purposes of clarity, the Target Bonus for the 2006 fiscal year shall be on a pro rata basis for the portion of the year in which the Executive is employed). The Target Bonus shall be calculated and payable in accordance with and based on the Actual EBITDA by reference to the Budgeted EBITDA. The Target Bonus shall be calculated and payable as described in Schedule 1 hereto. The foregoing notwithstanding, the bonus payable to the Executive for his first year of employment hereunder shall be increased by an amount, grossed up for federal and state income taxes, equal to the Executive’s unreimbursed relocation costs incurred in connection with his acceptance of employment with the Company.

(c)

For purposes of this Agreement, “EBITDA” shall mean the earnings of the Company and its consolidated subsidiaries before interest, taxes, depreciation, accretion and amortization, calculated in accordance with generally accepted accounting principles. For purposes of this Agreement, “Actual EBITDA” shall mean, for any fiscal year of the Company, the

EBITDA of the Company and its consolidated subsidiaries for such fiscal year as reflected on the Company’s financial statements for such fiscal year; provided, however, that (i) all amounts paid to Goldberg Lindsay & Co. LLC (“Goldberg Lindsay”), Peterson Capital Inc. (“Peterson Capital”) and Creamer Investments, Inc. (“Creamer Investments”) pursuant to the terms of the Advisory Services Agreements by and between each of Goldberg Lindsay, Peterson Capital, and Creamer Investments and the Company, (ii) all amounts contributed to the “EnergySolutions, LLC Charitable Trust,” or such similar entity, if such an entity is created, and (iii) all amounts paid to any employee of the Company as an “Excess Performance Bonus” under the terms of his or her employment agreement with the Company shall be excluded from Actual EBITDA. For purposes of this Agreement, “Budgeted EBITDA” shall mean, for any fiscal year of the Company, the EBITDA for the Company and its consolidated subsidiaries for such fiscal year set forth in the budget for such fiscal year adopted by the Board.

(d)	Equity Compensation. In consideration of the services rendered by the Executive to the Company under this Agreement, the Executive shall receive the following equity compensation:

(i)	LLC Membership Units (Class G). ENV Holdings shall grant to the Executive, effective as of the date hereof, 709,010 Class G Units. The Class G Units are intended to represent an interest in future profits of ENV Holdings, under and in accordance with Third Amended and Restated Limited Liability Company Agreement of ENV Holdings, dated as of June 7, 2006, as further amended (the “Amended Agreement”), in excess of $550,200,000, which amount represents the amount the Board has determined is the fair market value of ENV Holdings as of the Effective Date. Concurrently with the execution of this Agreement, the Executive will execute a counterpart signature page to the Amended Agreement.

(ii)	LLC Membership Units (Class H). Effective as of the date hereof, ENV Holdings shall grant to the Executive, 1,435,915 Class H Units, on the terms set forth in the Amended Agreement, which initially represent as of the date hereof 0.50% (subject to dilution for further issuance of additional equity in ENV Holdings) of the future profits of ENV Holdings in excess of $1,500,000,000.

(iii)

IPO Incentive Share Awards. In the event the Company or any parent of the Company is successful in completing an initial public offering of its common stock (the “IPO,” and to the extent the IPO relates to the common stock of the Company’s parent, Executive will, at the Company’s request, enter in an amendment of this Agreement to reflect the appropriate entity as the “Company”)

within twelve (12) months of the Effective Date (the “Anniversary Date”), the Executive shall be granted, as of the effective date of the IPO (the “Grant Date”), incentive share awards in the form of (i) incentive stock options, or (ii) non-qualified stock options, or (iii) phantom shares (each share representing the right to receive cash and/or shares equal to the share value of the such common stock on the Vesting Date, as defined below, in excess of the share price of such stock on the Grant Date), or (iv) stock appreciation rights (the right to receive shares equal to the excess of the share price of such stock on the Vesting Date over the share price of such stock on the Grant Date), or (v) a combination of one or more of the foregoing as determined by the Board in its sole discretion (individually or in combination, the “IPO Share Awards”) as follows:

a.	The total number of shares of the Company’s common stock with respect to which the Executive shall receive IPO Share Awards (i.e., the aggregate number of optioned shares, phantom shares, and/or shares used to calculate stock appreciation rights) shall be 0.50% of the Company’s issued and outstanding shares of common stock on the Grant Date.

b.	Thirty-three and one-third percent (33 1/3%) of the IPO Share Awards will vest on each of the first three anniversaries of the Grant Date (each a “Vesting Date”). Any unvested IPO Share Awards shall be forfeited upon termination of the Executive’s employment.

c.	With respect to the settlement of any vested IPO Share Awards, the Executive shall be entitled to receive cash and/or shares, as determined by the Board in its sole discretion, equal in value to the product of (i) the excess, if any, of the closing share price of the Company’s stock on the determination date over the closing share price of the Company’s stock on the Grant Date, and (ii) the number of IPO Share Awards being settled on such determination date.

d.	If the Company fails to complete an IPO by the Anniversary Date, ENV Holdings shall, in lieu of the IPO Share Awards, grant to the Executive, effective as of the Anniversary Date, on the terms set forth in the Amended Agreement, Membership Units that initially represent 0.50% (subject to dilution for further issuance of additional equity in ENV Holdings) of the aggregate equity value in excess of the amount determined by the following formula:

(10 x 1.15 x the Company’s EBITDA for the twelve (12) calendar months ending prior to the Anniversary Date) minus the Company’s balance sheet debt as disclosed on the Company’s balance sheet on the last date of said 12 month period

Pursuant to the terms of the Amended Agreement, thirty-three and one-third percent (33-1/3%) of said Membership Units will vest on each of the first three anniversaries of the Anniversary Date.

(e)	Individual Business Objectives. Notwithstanding anything to the contrary contained herein, 25% of the payment of the Target Bonus to the Executive shall be contingent on successful completion of the Executive’s Individual Business Objectives (“IBOs”). The IBOs for the Executive shall be discussed and agreed to by the Executive and the President and CEO of the Company during the first quarter of the Company’s fiscal year. 25% of the payment of the Target Bonus to the Executive may be forfeited or reduced, at the discretion of the President and CEO of the Company, if the Executive’s safety, compliance or core competencies (as outlined in the Executive’s IBOs) are deemed to be unsatisfactory.

5.	Benefits. In addition to the compensation detailed in Section 4 of this Agreement, the Executive shall be entitled to the following additional benefits:

(a)	Paid Vacation. The Executive shall be entitled to four (4) weeks paid vacation per calendar year, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder.

(b)	Insurance Coverage. During the Employment Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in welfare benefit plans, practices, policies and programs provided by the Company to similarly-situated executives of the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company. The Company may, at its election and for its benefit, insure the Executive against disability, accidental loss or death and the Executive shall submit to such physical examinations and supply such information as may be required in connection therewith.

(c)	Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

(d)	Other Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all savings, retirement and pension plans, practices, policies and programs applicable generally to other executives of the Company as determined by the Board from time to time; provided, however, that the Executive shall not be entitled to any vacation, bonus or severance other than as specifically outlined herein.

6.	Termination. This Agreement shall be terminated at the end of the Employment Term or earlier as follows:

(a)	Death. This Agreement shall automatically terminate upon the death of the Executive during the Employment Term.

(b)	Permanent Disability. In the event of any physical or mental disability of the Executive rendering the Executive unable to perform his duties hereunder for a period of at least one hundred twenty (120) days out of any twelve (12) month period (“Permanent Disability”), this Agreement shall terminate automatically.

(c)

By the Company For Cause. The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time effective upon written notice to the Executive. For purposes of this Agreement, the term “Cause” shall mean that the Board has determined that any one or more of the following has occurred:

(i) the Executive shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony;

(ii) the Executive shall have failed or refused to carry out the reasonable and lawful instructions of the President and Chief Executive Officer of the Company or the Board (other than as a result of illness or disability) concerning duties or actions consistent with the Executive’s position as Executive Vice President - Chief Operating Officer of the Company and such failure or refusal shall have continued for a period of ten (10) days following written notice from the Board;

(iii) the Executive shall have breached any material provision of this Agreement and such breach shall not have been cured, or if curable, within ten (10) days following written notice from the Board of such breach;

(iv) the Executive shall fail to adhere to any material written Company policy and such failure to comply shall not have been cured, or if curable, within ten (10) days following written notice from the Board of such failure;

(v) the Executive shall have engaged in any gross or willful misconduct resulting in a substantial loss to the Company or substantial damage to its reputation; or

(vi) the Executive shall have committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company.

(d)	By the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause effective upon sixty (60) days prior written notice to the Executive.

(e)	By the Executive Voluntarily. The Executive may terminate this Agreement at any time effective upon at least sixty (60) days prior written notice to the Company.

(f)	By the Executive for Good Reason. The Executive may terminate this Agreement effective upon written notice to the Company for Good Reason (subject to the cure period set forth below). Such notice must provide a detailed explanation of the Good Reason. For this purpose, the term “Good Reason” shall mean: (i) any material diminution of any of the Executive’s significant duties; or (ii) any other material breach of this Agreement by the Company. Notwithstanding the foregoing, in the event the Executive provides notice of his intention to terminate for Good Reason as outlined in the immediately preceding sentence, the Company shall have the opportunity to cure such Good Reason within thirty (30) days of receiving such notice. Notwithstanding anything to the contrary contained herein, any change of control transaction or other transaction including a merger, sale of stock or sale of assets of the Company shall not constitute Good Reason.

7.	Termination Payments and Benefits.

(a)

Termination by the Company Without Cause or by the Executive for Good Reason. If the Company shall terminate the Executive’s employment without Cause, or the Executive shall terminate the Executive’s employment for Good Reason, the Executive shall be entitled to receive, as his exclusive right and remedy in respect of such termination: (i) the payment of (A) all Accrued Obligations, plus (B) as long as the Executive does not violate the provisions of Section 8 and Section 9 hereof, at the time the Company pays its employees bonuses in accordance with its general payroll policies, the Pro Rata Bonus, plus (C) as long as the Executive does not violate the provisions of Section 8 and Section 9 hereof, severance pay equal to Executive’s then current monthly Base Salary, payable in accordance with the Company’s regular pay schedule, for eighteen (18) months from the date of termination of employment and (ii) the provision of the Welfare Benefit Continuation. Notwithstanding the foregoing, the obligation of the Company to make the payments provided for in Section 7(a)(i)(B) and Section 7(a)(i)(C) shall be contingent on the Executive executing a release of the Company and its principals, employees, agents, officers, directors, shareholders, managers, members, partners, professionals, affiliates and direct and indirect subsidiaries from any and all claims related to the Executive’s employment to the maximum extent permitted by law.

For purposes of this Agreement, “Accrued Obligations” shall mean, (1) all Base Salary earned or accrued (and not yet paid) through the date the Executive’s employment is terminated, (2) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the date the Executive’s employment is terminated and (3) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, except that Accrued Obligations shall not include (i) any entitlement to any severance under any Company severance policy generally applicable to the Company’s salaried employees or (ii) any entitlement to all or any portion of the Target Bonus. For purposes of this Agreement, “Pro Rata Bonus” shall mean, as to any fiscal year of the Company in which the Executive’s employment with the Company is terminated, an amount equal to the product of (i) the number of days which the Executive was employed by the Company during such fiscal year, divided by 365, multiplied by (ii) the Executive’s Target Bonus which, but for the Executive’s termination of employment, would have been earned by the Executive during such year. For purposes of this Agreement, “Welfare Benefit Continuation” shall mean the provision of welfare benefits such that the Executive shall continue to be covered, upon the same terms and conditions as described hereinabove, by the same or equivalent medical, dental, and life insurance coverages as in effect for the Executive immediately prior to the termination of his employment, until the earlier of (A) the expiration of the period for which he receives severance pay pursuant this Agreement or (B) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits, subject to the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

(b)	Death. If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s heirs, executors, administrators or other legal representatives under this Agreement, other than for (i) payment of all Accrued Obligations, plus (ii) at the time the Company pays its employees bonuses in accordance with its general payroll policies, the Pro Rata Bonus. Notwithstanding the foregoing, the obligation of the Company to make the payment provided for in Section 7(b)(ii) shall be contingent on the Executive’s heirs, executors, administrators or other legal representatives under this Agreement executing a release of the Company and its principals, employees, agents, officers, directors, shareholders, managers, members, partners, professionals, affiliates and direct and indirect subsidiaries from any and all claims related to the Executive’s employment to the maximum extent permitted by law.

(c)	Permanent Disability. If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of all Accrued Obligations, plus (ii) as long as the Executive does not violate the provisions of Section 8 and Section 9 hereof, at the time the Company pays its employees bonuses in accordance with its general payroll policies, the Pro Rata Bonus. Notwithstanding the foregoing, the obligation of the Company to make the payment provided for in Section 7(c)(ii) shall be contingent on the Executive executing a release of the Company and its principals, employees, agents, officers, directors, shareholders, managers, members, partners, professionals, affiliates and direct and indirect subsidiaries from any and all claims related to the Executive’s employment to the maximum extent permitted by law.

(d)	Termination by the Company for Cause. If the Executive’s employment is terminated for Cause, this Agreement shall terminate without further obligations to the Executive other than for payment of all Accrued Obligations.

(e)	Termination by the Executive. If the Executive voluntarily terminates the Executive’s employment, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for payment of all Accrued Obligations.

(f)	Accrued Obligations. Notwithstanding anything else herein to the contrary, all Accrued Obligations to which the Executive (or his estate or beneficiary) is entitled shall be payable in cash (in a lump sum) no later than forty-five (45) days following termination this Agreement, except as otherwise specifically provided herein or under the terms of any applicable policy, plan or program.

(g)	Complete Payment. The payments and other benefits to be made or to be extended to the Executive under the provisions of this Section 7 upon termination of the Executive’s employment shall be in complete satisfaction of any and all payments that would otherwise be due the Executive had he remained employed by the Company during the remainder of the Employment Term and the Company shall have no further obligation to make any payment or extend any benefit to the Executive pursuant to this Agreement or otherwise upon or after such termination. Except as specifically provided in this Section 7, the Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its subsidiaries or Affiliates upon the termination of this Agreement for any reason whatsoever. The Executive shall not be entitled to any severance or other payments upon termination of employment except pursuant to this Agreement.

(h)	Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Executive under Section 8 and Section 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under this Section 7 is expressly conditioned upon the Executive’s continued full performance of obligations under Section 8 and Section 9 hereof. The Executive recognizes that, except as expressly provided in this Section 7, no compensation is earned after termination of employment.

8.	Confidential Information; Inventions in the Field.

(a)	Confidential Information. In the course of service to the Company, the Executive will have or will have had access to confidential specifications, know-how, strategic or technical data, marketing research data, financial information, pricing information, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets, and other confidential information with respect to the Company, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or Affiliates. Such information shall hereinafter be called “Confidential Information” and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or Affiliates as to which the Executive may have access, whether conceived or developed by others or by the Executive alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours. Confidential Information shall not include any records, data or information which are in the public domain during or after the period of service by the Executive provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Executive in violation of this Agreement.

(b)	Fiduciary Obligations. The Executive agrees that Confidential Information is of critical importance to the Company and a violation of this Section 8(b) and Section 8(c) would seriously and irreparably impair and damage the Company’s business. The Executive agrees that he shall keep all Confidential Information in a fiduciary capacity for the sole benefit of the Company.

(c)	Non-Use and Non-Disclosure. The Executive shall not during the Employment Term or at any time thereafter (a) disclose, directly or indirectly, any Confidential Information to any Person other than the

Company or executives thereof at the time of such disclosure who, in the reasonable judgment of the Executive, need to know such Confidential Information or such other Persons to whom the Executive has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of the Executive’s service to the Company or (b) use any Confidential Information, directly or indirectly, for his own benefit or for the benefit of any other Person. At the termination of his employment, the Executive shall deliver to the Company all notes, letters, documents and records which may contain Confidential Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.

(d)	Assignment of Inventions. The Executive agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field (as defined below), together with all United States and foreign rights with respect thereto, and at the Company’s expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights. For the purposes of this Agreement, the words “Inventions in the Field” shall include any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by the Executive, individually or jointly with others (whether on or off the Company’s premises or during or after normal working hours) while in the employ of the Company, and which was or is directly or indirectly related to the business of the Company or any of its subsidiaries, or which resulted or results from any work performed by any Executive or agent thereof during the Employment Term.

(e)	Return of Documents. All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

9.	Restrictions on Activities of the Executive.

(a)	Acknowledgments. The Executive and Company agree that the Executive is being employed hereunder in a key capacity with the Company and that the Company is engaged in a competitive business and that the success of the Company’s business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Executive and Company further agree that (i) reasonable limits may be placed on his ability to compete against the Company as provided herein to the extent that they protect and preserve the legitimate business interests and goodwill of the Company and (ii) such limits are (A) in consideration for and as an inducement for, among other things, the ability of the Executive to receive the grant of the equity compensation provided for herein and the continued employment of the Executive by the Company, (B) the result of arms-length negotiations between the parties, (C) reasonable in scope and duration, and (D) necessary to protect the legitimate business interests of the Company and its Affiliates. The Executive acknowledges that he has carefully read this Agreement and given careful consideration to the restraints imposed upon the Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information, whether now existing or to be developed in the future. The Executive acknowledges that he has consulted with his own independent tax and legal advisor regarding this Agreement and the provisions contained herein.

(b)	Non-Competition. During the Employment Term and for the Non-Competition Period (as defined below), the Executive will not, individually or jointly, and he will cause his Affiliates not to, directly or indirectly, for himself or themselves, or for the benefit of any other Person, without the prior written consent of the Company, its successor or assigns, which consent may or may not be given in the Company’s (or such successor’s or assign’s) sole discretion, own, manage, engage in, operate, control, develop, or participate in the ownership, management, operation, control or development of, consult with or perform services for, or be connected in any manner with, any Person (other than the Company, at the Company’s sole discretion) that engages in any aspect of the Business or processes low-level radioactive waste or low-level mixed waste anywhere in the United States of America or that otherwise competes with the Company (a “Competitive Business”); provided, however, the acquisition, directly or indirectly, of less than 5% of the publicly traded stock of any Person engaged in a Competitive Business shall not constitute a violation of this Section 9(b).

For purposes of this Agreement, the “Non-Competition Period” shall mean a period of eighteen (18) months after the Executive’s employment terminates.

(c)	Non-Solicitation. During the Employment Term and the Non-Solicitation Period (as defined below), the Executive will not (A) solicit or hire, or attempt to solicit or hire, any person who (i) at the time of the termination of the Executive’s employment with the Company hereunder or (ii) at any time during the six (6) month period prior to such termination, was an officer, director, consultant or executive of the Company or any of its subsidiaries or Affiliates or (B) call upon, solicit, divert or attempt to solicit or divert from the Company or any of its Affiliates or subsidiaries any of their customers or suppliers, or potential customers or suppliers, of whose names he was aware during the term of his employment with the Company; provided, however, that nothing in this Section 9(c) shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier during the Non-Solicitation Period if such action relates solely to a business which is not a Competitive Business.

For purposes of this Agreement, the “Non-Solicitation Period” shall mean a period of eighteen (18) months after the Executive’s employment terminates.

(d)	Related Businesses. During the Employment Term, the Executive agrees that, to the extent he has been notified of an opportunity to acquire or make an investment in any business (including, without limitation, a Competitive Business) related or complementary to the Business of the Company (a “Potential Investment”), he shall inform the Board of such Potential Investment promptly upon receiving notice thereof and provide the Company with the first opportunity to participate in such Potential Investment.

(e)	Non-disparagement. At no time during the Employment Term or for a period of two (2) years thereafter, shall the Executive disparage or denigrate the Company or its officers, directors, managers, employees or agents as it relates to the operations of the Company; provided, however, that nothing herein is intended to or will act in any manner to prevent the Executive from presenting testimony, making statements or providing information in connection with and relevant to any legal or governmental investigation or proceeding or making any disclosures required by law, subpoena or court order.

(f)	THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 8 OR SECTION 9 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A BUSINESS THAT IS NOT A COMPETITIVE BUSINESS.

10.	Section 409A Compliance. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof (“409A Guidance”). Notwithstanding any provision of the Agreement to the contrary, (i) if, at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in 409A Guidance and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under 409A Guidance, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company may (a) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of 409A Guidance. The Company shall consult with the Executive in good faith regarding the implementation of this Section 10; provided that none of the Company, any of its affiliates, or any of its employees or representatives shall have any liability to the Executive with respect thereto.

11.	Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 or Section 9 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to obtain both temporary and permanent injunctive relief without bond and without liability should such relief be denied, modified or violated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive or preclude the Company from any other remedy.

12.

Severability. The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of Section 8 or Section 9 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party. Any other provision of this Agreement that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining provisions of this Agreement.

13.	Notices. All notices and other communications contemplated by this Agreement shall be in writing. Any notice or other communication contemplated by this Agreement shall be deemed to have been duly given (i) on the date of delivery, if delivered by hand or (ii) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:	EnergySolutions, LLC
423 West 300 South
Salt Lake City, Utah 84101
Attention: CEO

With a copy to:	Goldberg Lindsay & Co. LLC
630 Fifth Avenue – 30th Floor
New York, NY 10111

If to the Executive:

With a copy to:

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 13.

14.

Arbitration of Disputes. (a) Any dispute, controversy, or claim (collectively, any “Dispute”) arising between the Company and the Executive relating to or arising from this Agreement other than the Company’s right to seek injunctive relief for breach of Section 8 or Section 9 of this Agreement, shall be submitted to and settled by binding arbitration in the Las Vegas, Nevada office of the American Arbitration Association (“AAA”) conducted pursuant to the rules then in effect of the AAA governing employment disputes, before three (3) neutral arbitrators licensed to practice law for at least ten years and familiar with employment law disputes (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered in any Dispute shall be final and conclusive upon the parties to the arbitration, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the arbitration. The administration fees and expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its/his/her own experts, evidence and attorney’s fees. In the discretion of the arbitrators, any award may include the cost of a party’s counsel and/or its share of the expense of arbitration, if the arbitrators expressly determine that an award of such costs is appropriate to the party whose position prevails in such arbitration. To submit a matter to arbitration, the party seeking redress (“Claimant”) shall notify in writing the party against whom such redress is sought (“Respondent”), describe the nature of such claim, the provision of this Agreement that has been violated by the Respondent and the material facts surrounding such claim. At any arbitration hearing, each of the parties shall have the right to make both written and oral presentations to the arbitrators. Within thirty (30) days of the conclusion of such arbitration hearing, the arbitrators shall render a single written decision. The decision of the arbitrators shall be binding upon the Claimant and Respondent, and after the completion of such arbitration, the Claimant and Respondent may only institute litigation regarding the Dispute for the sole purpose of enforcing the determination of the arbitration hearing. By agreeing to arbitration under this Section 14, the Company and the Executive understand that they are each waiving any right to a trial by jury and each party makes that waiver knowingly and voluntarily with full consideration of the ramifications of such waiver.

15.	Miscellaneous.

(a)	Amendment. This Agreement may not be amended or revised except by a writing signed by the parties.

(b)	Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and its successors and assigns. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

(c)	Waiver of Breach. A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

(d)	Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

(e)	Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

(f)	Attorney’s Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the non-prevailing party.

(g)	Entire Agreement. All of (i) this Agreement and (ii) the Amended and Restated Limited Liability Company Agreement of ENV Holdings constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supercede all prior negotiations, discussions, writings, and agreements between the parties with respect to such subject matter.

(h)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

(i)	Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the state of Utah, without regard to the conflicts of law provisions thereof.

(j)	Definitions. As used herein, (i) the term “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and each of the terms “control,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise and (ii) the term “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, instrumentality or authority thereof, or any court or arbitrator, or other entity.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

ENV HOLDINGS, LLC
ENERGYSOLUTIONS, LLC

By:	/s/ R Steve Creamer
Name:	R STEVE CREAMER
Title:	President and Chief Executive Officer

/s/ Alan Parker
ALAN PARKER

SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

Schedule 1

Target Bonus

	Percentage that Actual EBITDA for a fiscal year represents of Budgeted EBITDA for such fiscal year
	80%	100%	110%
Percentage of Base Salary payable as Target Bonus	0%	80%	120%

The Target Bonus payable to the Executive hereunder for each fiscal year is to be interpolated for Actual EBITDA between 80% and 100% or between 100% and 110% of Budgeted EBITDA.

For example, if Actual EBITDA represents 85% of Budgeted EBITDA, a Target Bonus of 20% of the Executive’s Base Salary would be payable, calculated as follows:

(1)	The increase of Actual EBITDA over the 80% of Budgeted EBITDA benchmark, which in this case equals 5%, is divided by the difference between (a) 100% and (b) 80% (the two applicable Budgeted EBITDA benchmarks), yielding 25%;

(2)	This amount (25%) is then multiplied by the difference between (x) 80% (the Target Bonus at 100% of Budgeted EBITDA) and (y) 0% (the Target Bonus at 80% of Budgeted EBITDA), which equals 20% of the Executive’s Base Salary as the Target Bonus.

On the other hand, if Actual EBITDA represents 105% of Budgeted EBITDA, then a Target Bonus of 100% of the Executive’s Base Salary would be payable, calculated as follows:

(1)	The increase of Actual EBITDA over the 100% of Budgeted EBITDA benchmark, which in this case equals 5%, is divided by the difference between (a) 110% and (b) 100% (the two applicable Budgeted EBITDA benchmarks), yielding 50%;

(2)	This amount (50%) is then multiplied by the difference between (x) 120% (the Target Bonus at 110% of Budgeted EBITDA) and (y) 80% (the Target Bonus at 100% of Budgeted EBITDA), which equals 20% of the Executive’s Base Salary as the Target Bonus payable for the increase of 5% over the 100% Budgeted EBITDA Benchmark;

(3)	This amount (20% of Base Salary) is then added to the 80% of Base Salary that was earned when Actual EBITDA met the 100% of Budgeted EBITDA Benchmark, which equals an aggregate total of 100% of the Executive’s Base Salary as the Target Bonus.